Exhibit 10.1

August 22, 2016

Bradley Campbell

16 Morris Drive

Princeton, NJ, 08540 USA

Dear Bradley:

This secondment letter (“the Agreement”) sets out the terms of your secondment to Amicus Therapeutics UK Limited (“the Company”) in Gerrard’s Cross, UK. It also details the variations to your Employment Agreement with Amicus Therapeutics, Inc., (“Amicus Therapeutics”) dated April 23, 2014 (“the Employment Agreement”), which will apply for the duration of the secondment.

Preconditions

The secondment is conditional upon your having a valid visa/work permit allowing you to work legally in the UK. Some further information about immigration support available to you is set out below. Please note that any dependents accompanying you to the UK will also require entry clearance before travelling.

Term of secondment

Your secondment to the Company will be effective as of August 22, 2016, with a duration of twelve (12) months (the “Term”), although this could be subject to change, based on mutual agreement.

Employment Status

For the duration of the secondment you will continue to be an employee of Amicus Therapeutics. Your existing terms of employment with Amicus Therapeutics will remain in force during the secondment, subject to the variations set out in this letter. However in the event of any conflict between this Agreement and the Employment Agreement, (and notwithstanding clause 7.9 of the Employment Agreement), whilst the secondment is in place, this Agreement shall prevail.

For the avoidance of doubt, you will continue to report directly to John Crowley, Chairman & CEO, and your title will remain President & Chief Operating Officer.

Employment Duties

Please note that whilst on secondment to the UK, you do not have authority to conclude contracts on behalf of Amicus Therapeutics and you should not hold out any home office you use as an office of Amicus Therapeutics in the UK.

As part of your current role as President and COO of Amicus, your role while in the UK will include:

•                  Provide increased Senior Leadership Team / Executive presence in International during critical first year(s) of launch of lead product

•                  Lead Amicus’ continued globalization efforts to ensure global commercial operations are aligned between Corporate HQ and International HQ

•                  Exchange and implement management and leadership best practices between US and International locations

•                  Increase Amicus’ corporate presence in UK and Europe with key Ex-US stakeholders including media, patient advocacy and public policy groups

•                  Lead and expand Amicus investor base with UK and European investors

•                  Oversee the evaluation of global organizational structure to achieve Amicus goals

•                  Evaluate opportunities for global expansion in line with Amicus goals

Compensation/Benefits

Base Salary:

Your base salary during the secondment will be USD$427,450 (“Base Salary”), which equals your current annual base salary under the Employment Agreement.  Please see paragraphs below on “Withholding, Social Security and 401K” and “Tax Equalization and Tax Preparation” for details of applicable payroll deductions. You will be responsible for setting up a UK bank account and transferring the funds you need to the UK.

Insured Benefits:

You will continue to participate in Amicus Therapeutics’ benefits programs, as provided under the Employment Agreement, to the extent permitted by the relevant benefit plans.  It is not possible to continue cover under the Amicus Therapeutics Medical Plan, however whilst on secondment, you will be enrolled in the Aetna International Expat Trust Open Access Managed Choice POS — Global Prime Benefits Plan, which provides medical coverage, subject to the rules of the Plan as amended from time to time. A copy of the Plan is available from Amicus Therapeutics’ HR department and this will outline the extent of the cover and details of any applicable excesses and other terms.  Employee contributions to the cost of benefits programs in which you will be participating whilst on secondment, will continue to be withheld from your compensation.

Additional Benefits

You will receive the following benefits whilst you are on secondment, provided any pre-conditions to this Agreement have been satisfied:

Immigration fees	Full reimbursement, or direct payment of, immigration fees or costs for you, your spouse/partner and accompanying dependents.
Travel to and from Host Country

Travel to and from the home to host location (Gerrard’s Cross, UK) at the outset of the secondment and at the end of the secondment for you, your spouse/partner, and accompanying dependents will be covered in accordance with the Amicus Therapeutics’ T&E policy, as amended from time to time.

Relocation Allowance

A lump sum relocation allowance of $15,000 to assist with miscellaneous transition expense and household good, which will be paid as soon as administratively feasible following the later of the date of this Agreement and the date you secure entry clearance to the UK. A lump sum relocation allowance of $10,000 payable within the month of return to the United States at the end of your assignment. This is a taxable item to you.

Automobile lease in Host Country

The cost to lease an automobile for one year in host country directly paid by the company. Our assumption is that you will use your own vehicle for business purposes and that you will be responsible for any road tax and maintenance of the same and for any penalties, fines, parking charges and congestion charges incurred. Fuel consumed on legitimate business travel will be reimbursed in accordance with the Company’s/Amicus Therapeutics’ travel and expenses policy, (“T&E policy”) as amended from time to time.
Automobile Insurance in host country	Monthly allowance of $400 per month to help offset automobile insurance while in host country.
Transportation of family personal effects	Amicus will provide payment of, or reimbursement for, up to $5,000 per year to third party for the transportation of family personal effects to and from host country.
Temporary Storage or other incidental expenses	Reimbursement for unanticipated and unplanned moving/transportation expenses, for example, temporary storage of household goods or parking, of up to $2,000.
Housing in host country	Amicus will provide direct payment to leasing agent for the rental of suitable housing and furnishings in host country of your choosing.
Utilities	Amicus will reimburse cost of utilities for leased housing while residing in the UK.
Per Diem for incidental expenses	Amicus will provide a per diem amount of $98 to cover meals and incidental expenses.
Home Leave

Amicus Therapeutics will reimburse airfare costs for one home leave trip within every twelve (12) months whilst on secondment for you, your spouse/partner and accompanying dependents, subject to the terms of Amicus Therapeutics’ T&E policy, as amended from time to time.

Education Assistance	Amicus Therapeutics will provide tuition and Fees for two children to attend Private School of parents’ choosing in host country.
Emergency Leave

Emergency Leave provided in the event of a serious illness or death to a member of your or your spouse/partner’s immediate family. Immediate family is defined as parents or siblings Amicus Therapeutics will reimburse round-trip air travel to the appropriate location, in accordance with Amicus T&E Policy as amended from time to time.

Repatriation Benefits

Contingent on your continued employment with Amicus Therapeutics at the end of your secondment, or should Amicus Therapeutics terminate your employment whilst you are on secondment without “Cause,” or should you terminate your employment for “Good Reason,” (as such terms are defined in the Employment Agreement), travel from host to home location for you, your spouse/partner, and accompanying dependents will be covered in accordance with the Amicus Therapeutics’ T&E policy, as amended from time to time. This will include the transportation of personal items up to $5,000.

In the event of your resignation, or termination of your employment with Amicus Therapeutics for “Cause” (as such term is defined in the Employment Agreement) while you are on secondment, you will be required to pay the expenses of returning yourself, your family and your personal effects back to the Princeton, NJ, USA and Amicus Therapeutics shall not be required to contribute to the cost.

Tax Gross Up	If any of the items above are deemed to be taxable to you, unless otherwise noted, items will be grossed up to ensure they are tax neutral to you.

International Assignment support

Amicus Therapeutics has selected Mobility Services International (MSI), to assist with your transitional, on-going assignment, and repatriation needs. You will be assigned a MSI International Assignment Manager (IAM) who will assist in coordinating all assignment related services.

Visa/Work Permit

Amicus Therapeutics will pay for all costs of assignment-related Visas and Work Permits. The cost of physical examinations and immunizations mandatory by the host country will also be covered. MSI will manage the entire Immigration process on behalf of Amicus Therapeutics.

Vacation/Holidays:

Once you start the secondment and for the remainder of this calendar year, you will continue to be eligible for vacation in line with Amicus Therapeutics’ vacation policy, save that you will be entitled to English public holidays rather than public holidays observed in the U.S. With effect from 1 January 2017, the Amicus Therapeutics vacation policy will cease to apply whilst you are on secondment and instead you will be eligible for 25 days’ vacation in addition to English public holidays in each UK holiday year whilst the secondment is ongoing, but with a pro-rata reduction where less than a full holiday year is worked in the UK. This is in line with the vacation policy observed by the Company. The Company’s holiday year runs from 1 January to 31 December.

Vacation should be taken at times agreed with the CEO, John Crowley. Up to 5 days’ unused vacation may be carried forward from one holiday year to the next with the agreement of the Company’s CEO, John Crowley, but carried forward vacation must be used within the first three months of that year or it will be lost.

Except on termination of employment, whilst you are in the UK, Amicus Therapeutics will not pay holiday pay in lieu of your taking vacation to which you are entitled.

Pension

As you are continuing to be paid through the Amicus payroll system in the United States, you will continue to participate in Amicus Therapeutics’ 401K plan as opposed to participating in any UK pension arrangements. If you decide at a later date to participate in the Company’s pension arrangements in the UK, then this will be instead of rather than in addition to your current 401K arrangements.

Sick leave and sick pay

Whilst you are on secondment, the US sick leave and sick pay rules will cease to apply and will be replaced with the following:

If you are ill or unable to work for any reason you will notify the Head of Human Resources, International as soon as possible on the first day of absence of the reasons for your absence and how long it is likely to last. You will be required to complete self-certification forms in respect of any period of absence lasting less than 7 days and to provide a medical Fit Note for any period of incapacity of more than seven days (including weekends). Further Fit Notes must be provided to cover any further periods of incapacity.

Provided you comply with these sickness absence procedures you will continue to receive your full salary and contractual benefits during any absence from work due to illness or injury for an aggregate of up to 40 working days in any period of 12 months. Such payments will be inclusive of any statutory sick pay that may be due but the Company/Amicus Therapeutics may deduct from any such payments the amount of any social security or other benefits that you may be entitled to receive.

No sick pay will be paid (except statutory sick pay, if payable) on any day when:

(a) a hearing is pending which relates to any aspect of your conduct or performance and which could result in the imposition of a warning, dismissal or other sanction; or

(b) you have been told, whether formally or informally, that there are concerns about any aspect of your conduct or performance which could result in a disciplinary hearing; or

(c) you are in breach of your obligations in relation to medical examinations and reports set out below.

If damages for loss of earnings are recoverable from any third party in relation to such incapacity, any payments under this clause will constitute a loan repayable to the Company/Amicus Therapeutics (as the case may be) on demand at such time as you receive such third party payment (not exceeding damages recovered).

In order to assess your ability to carry out your duties and your fitness for work, you consent to undergo medical examinations (at the Company’s/Amicus Therapeutics’ expense) by a doctor or other medical practitioner appointed by the Company and you agree to provide to that doctor copies of your medical records. The results of the examination may be disclosed to the Company and Amicus Therapeutics and their respective professional advisers and they may in turn discuss such results with the relevant doctor. Alternatively, you may be asked to obtain a medical report from your GP or another person responsible for your clinical care and to provide this to the Company. This clause is without prejudice to any UK statutory rights you may have, including any rights under the Access to Medical Reports Act 1988

Deductions from pay

For the purposes of the Employment Rights Act 1996, Sections 13-27, you hereby authorize the Company/Amicus Therapeutics to deduct from your salary (and/or other sums due under this Agreement), any sums due from you to the Company or to Amicus Therapeutics, including without limitation, any over payments, (whether made by mistake or by misrepresentation), loans or advances made to you by the Company or Amicus Therapeutics, the cost of repairing any damage or loss to the Company’s or Amicus Therapeutics’ property caused by you and any losses suffered by the Company or Amicus Therapeutics as a result of any negligence or breach of duty on your behalf, as well as any applicable taxes and other deductions required by law in respect of the remuneration payable to you by the Company and/or Amicus Therapeutics.

Repayment Agreement

Amicus Therapeutics will be investing in your relocation, which includes reimbursement of and/or advancing certain expenses to you and/or any third parties on your behalf as mentioned in this Letter of Assignment. In the event that you voluntarily resign your employment from Amicus Therapeutics other than for Good Reason or if your employment with Amicus Therapeutics is involuntarily terminated due to Cause, you hereby agree to repay Relocation Expenses, which includes the costs associated with relocating your personal effects and tuition fees for the children, as follows:

•                  If termination of employment occurs within the first 12 months of the secondment, then you agree to repay AMICUS THERAPEUTICS one hundred percent (100%) of such Relocation Expenses; OR

•                  If the secondment is extended and the termination of employment occurs between 13 months and 24 months after your secondment start date, then you agree to repay Amicus Therapeutics fifty percent (50%) of such Relocation Expenses.

Withholding, social security and 401K

Amicus Therapeutics will continue to pay employer social security contributions in the US in respect of you and to pay the employer match on your 401K plan, on the same basis as prior to the start of the secondment. You will be responsible for all required US, federal and state tax payments or other deductions. You may also be subject to income tax and any deductions required by applicable law with in the UK. These will be made by the Company at source. Amicus Therapeutics and the Company shall therefore be entitled to withhold from amounts payable or benefits accorded to you under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law. Amicus Therapeutics has applied for a Certificate of Coverage in respect of you. If obtained, no deductions will be made from your remuneration in respect of UK employee national insurance contributions.

Tax Equalization and Tax Preparation

You will be tax equalized while on secondment. Tax Equalization ensures that you do not incur a higher or lower tax liability due to the international assignment. Amicus Therapeutics has retained the services of Price Waterhouse Coopers (PWC) to support all expatriate tax matters. PwC will calculate a Hypothetical Tax Liability that will be deducted from your payroll. At the end of each tax year, you will be issued a Hypothetical Tax Settlement to calculate any under or overpayment of you Hypothetical liability.

You will also be provided the professional services of a tax consultant to prepare any home and/or host country tax returns during the secondment and for the tax year after the year in which the secondment ends. However it shall be your sole responsibility to file the returns in each of the taxing jurisdictions.

Place of work

Whilst on secondment, your normal place of work will be the Company’s offices in Gerrard’s Cross the precise location of which may change from time to time. However it is anticipated that you will need to travel extensively within the UK, the EU, Asia, and other overseas locations on the business of the Company and the Group.

Hours of work

Normal UK office hours are 37.5 hours per week, 7.5 hours daily between Monday to Friday. However in your role you are required to work such additional hours as may be needed for the efficient performance of your duties, with no entitlement to overtime or additional payments. You agree that the limit on average weekly working time set out in Regulation 4(1) of the Working Time Regulations 1998 will not apply to you, although you may withdraw your consent on giving the Company three months’ prior written notice.

Expense Reimbursement Management Process

The Company will reimburse any travelling, hotel, entertainment and other out-of-pocket expenses properly and reasonably incurred by you in connection with the discharge of your duties whilst you are on secondment, subject to the terms of the Company’s T&E policy, as amended from time to time and in accordance with the rules set out below.

For tax planning and preparation purposes, it is critical that all expenses related to your international assignment be properly recorded and reported. Within 30 days of incurring an expense, you must complete an online relocation expense report for those services not paid directly by Amicus Therapeutics and attach scanned receipts.

Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following further conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

Data Protection

You consent to both Amicus Therapeutics and the Company holding and processing both your personal data and sensitive personal data, (the latter includes information relating to your physical or mental health and any unspent criminal convictions), for all purposes relating to your employment. In particular you agree that Amicus Therapeutics and/or the Company can hold, process and disclose personal and sensitive personal data for the all purposes connected with staff administration including to: (a) pay and review your remuneration and other benefits; (b) provide and administer any benefits due to you; (c) determine your fitness to work, or your entitlement to sick pay or other leaves of absence; (d) provide information to HM Revenue & Customs, the IRS or any other taxation authorities, the police, benefit and payroll providers, relevant regulatory bodies, the Company’s legal advisers, any potential purchasers of the Company or any business area in which you work and to any investors or potential investors in the Company, regardless of the geographical location in which any of the foregoing are located; (e) administer and maintain personnel records (including disciplinary, sickness and other absence records); carry out performance reviews, disciplinary or grievance procedures; (f) give references to future employers; and (g) assist with any investigations being undertaken by Amicus Therapeutics and/or the Company and/or any external regulatory authority, whether in the UK, the US or any other country. You also consent to the transfer of personal and sensitive personal data concerning you for all these purposes to countries outside the EEA and, in particular, to the HR, legal and payroll departments of Amicus Therapeutics in the United States and to the inclusion of such data in HR databases which may be located or accessed from outside the EEA.

Company Policies

During the secondment you will be required to abide by any Company rules, policies and procedures as amended from time to time which are applicable to employees at your level of seniority notwithstanding the fact that such policies do not form part of your Employment Agreement and do not have contractual force.

Confidentiality, Disclosure and Non-Competition

Whilst you are on secondment the provisions of the Amicus Therapeutics, Inc., Confidentiality, Disclosure and Non-Competition Agreement (“the Confidentiality etc Agreement”) dealing with Confidential Information and Non-Competition shall be replaced with the provisions below. The provisions below shall survive the termination of your secondment and shall continue to supercede the equivalent provisions in the Confidentiality etc Agreement in the event that you breach any of the said provisions in the UK and Amicus Therapeutics seeks to enforce its rights before the courts of England and Wales. In all other respects however, following the termination of your secondment, the provisions on Confidentiality and Non-Competition set out in this letter shall lapse and the equivalent provisions of the Confidentiality etc Agreement shall apply.

Confidential Information

You will not, (save in the proper course of your duties, or as specifically authorized by Amicus Therapeutics or  the Company), either during your employment, or at any time after its termination (howsoever arising), directly or indirectly:

(a) use any Confidential Information;

(b) disclose or permit the disclosure of Confidential information to any person, company or organization whatsoever, or

(c)  make or use any copies of the same.

You are responsible for protecting the confidentiality of the Confidential Information and shall:

(i)   use your best endeavors to prevent the use or communication of any Confidential information by any unauthorized   person, company or organization; and

(ii)  inform the Company and Amicus Therapeutics immediately upon becoming aware, or  suspecting, that any such person, company or organization has access to or has used any Confidential Information.

The  restrictions above shall  not  apply to  information  which  you  or another  person  may be ordered  to disclose  by a court or tribunal of competent jurisdiction, or which  you  disclose  pursuant to and in accordance with the Public Interest Disclosure Act 1998, provided you have complied with the Company’s policy (if any) from time to time, regarding such disclosures, or as may be required by law.

You must not publish any literature, deliver any lecture or make any communication to the media (including the press, radio, or television), or on the internet, relating to the business of Amicus Therapeutics or any other Group Company, without the prior written authority of your manager.

Non-Competition

You will have dealings in the course of your employment with and influence over the employees, customers, distributors, wholesalers, clinical investigators, prescribers of products and suppliers of Amicus Therapeutics, the Company and other Group Companies and have access to confidential information about their respective businesses. In order to protect the goodwill, customer connection, stable workforce and confidential information of Amicus Therapeutics, the Company and other Group Companies, you agree, without prejudice to any other duty implied by law or equity that, whilst you are on secondment and for the period of 12 months after the termination of your secondment (“the Restricted Period”) howsoever caused, you will not, without the prior written approval of Amicus Therapeutics, in any capacity and whether directly or indirectly:

(a) on behalf of any Competing Business, solicit or endeavor to solicit, entice away, or endeavor to entice away from Amicus Therapeutics, the Company or any other Group Company, any person, firm, company or organization who or which is at the Relevant Date, or was at any time in the twelve months preceding the Relevant Date, a customer, distributor, wholesaler, clinical investigator or prescriber of Restricted Products of Amicus Therapeutics, the Company or any other Group Company and with whom you had business dealings in the course of your employment in the 12 months prior to the Relevant Period;

(b) on behalf of any Competing Business, have business dealing with any person, firm, company or organization who or which is at the Relevant Date, or was at any time in the twelve months prior to the Relevant Date, a customer, distributor, wholesaler, clinical investigator or prescriber of Restricted Products of the Company or any Group Company, and with whom you had business dealings in the course of your employment in the twelve months prior to the Relevant Date;

(c) solicit or endeavor to solicit, entice away or endeavor to entice away from Amicus Therapeutics, the Company or any other Group Company any person who is the twelve months prior to the Relevant Date was engaged as a consultant, appointed an officer or employed as a director or any other senior employee and with whom you had business dealings in the course of your employment at any time in the twelve months prior to the Relevant Date, to become employed by any Competing Business, whether or not such person would commit a breach of contract by reason of leaving and you will not authorize or knowingly approve the taking of such actions by any other person, firm, company or organization.

(d) be employed or engaged, (whether as an employee, officer, partner, worker, or independent contractor), in any part of any company, firm or business, which part competes in the UK with the any business of Amicus Therapeutics, the Company or any Group Company, with which business you were materially involved in the twelve months prior to the Relevant Date. For the avoidance of doubt, nothing in this clause shall prevent you holding up to 3% of the shares or securities of any company for bona fide investment purposes, or from being employed or engaged by a company, firm or business, in a capacity which does not involve you in any activities with compete with those of Amicus Therapeutics, the Company or any other Group Company with which you were materially involved in the twelve months prior to the Relevant Date.

If any restriction in this paragraph is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions, or the validity of the rest of the Agreement and that if any such restriction would be valid if some part thereof (including a term defined elsewhere in this Letter, were deleted), such restrictions shall apply with such modification as may be necessary to make them effective.

In this paragraph, “Competing Business” means any business which competes or is preparing to compete with any business carried on by Amicus Therapeutics, the Company or any other Group Company in which you have been involved to a material extent during the Relevant Period.

“Relevant Date” means the earlier of: (i) the date on which the act prohibited by this paragraph occurs; and (ii) the date on which your secondment terminates;

“Restricted Products” means products of the Company or any Group Company with which you were involved in the course of your employment in the twelve months prior to the Relevant Date or in respect of which you had confidential information at the Relevant Date.

Monitoring of Communications

All communications, whether by email, fax, or any other means, which are transmitted, undertaken or received (a) from any home office via a Citrix, VPN or similar connection to the Company’s or Amicus Therapeutics’ systems, or (b) using the Company’s or Amicus Therapeutics’ equipment, or (c) on Company premises, will be treated by the Company and Amicus Therapeutics as work-related and are subject to occasional interception, recording and monitoring without further notice. Likewise your use of the internet using the Company’s or Amicus Therapeutics’ equipment or internet connection may also be monitored. You should not therefore regard any such communications as private. Interception, recording and monitoring of communications is intended to protect the Company’s/Amicus Therapeutics’ business interests, for example but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company and Amicus Therapeutics to comply with relevant legal requirements. Monitoring may also be required if you are absent from work, so that your work can be properly attended to. Intercepted communications may be transferred to Amicus Therapeutics in the US and used as evidence in disciplinary or legal proceedings, including in any such action against you. By transmitting, undertaking or receiving communications using Company property or on Company premises, you consent to the above terms.

Business Conduct

It is understood that you will not engage in any employment or business enterprises that would in any way conflict with your service to Amicus Therapeutics, the Company, or any other Group Company.  You will continue to conduct your business affairs with integrity and in accordance and compliance with all applicable laws in the United Kingdom.

Disciplinary and grievance procedures

In the event that you wish to raise a grievance or are dissatisfied with a disciplinary decision relating to you whilst you are on secondment, the parties will follow any disciplinary and/or grievance procedure applicable at the Company, save that Amicus Therapeutics may substitute its own managers to deal with meetings under the policy if it considers it appropriate to do so. These procedures do not have contractual force and may be varied from time to time.

Termination of Employment

(a) During the secondment, either Amicus Therapeutics or you may terminate your employment by giving the other party written notice which is equal to the greater of the statutory minimum notice period required by English law, or any longer period of notice set out in the Employment Agreement. In addition, whilst you are on secondment, Amicus Therapeutics may terminate your employment at any time by making a payment of basic salary in lieu of any period of notice to which you may be entitled. In the alternative, during your notice period, or part of it, Amicus Therapeutics shall not be required to provide you with work and may require you (a) to carry out different duties from your normal duties and/or (b) cease carrying out your duties altogether, or having any business dealings with Amicus Therapeutics’ or the Company’s employees, suppliers, customers and agents and (c) may exclude you from any of its premises or those of the Company. You will continue to receive your salary and all contractual benefits provided by your employment. During such period you may not be engaged or employed by, or take up any office or partnership in, any other company, firm, or business, or trade on your own account without Amicus Therapeutics’ written permission and will resign from all offices you hold within the Group. In all other respects the termination provisions of the Employment Agreement shall apply. For the avoidance of doubt, any release required to be entered into as a condition precedent of payment of any severance under the Employment Agreement, may include the execution of a Settlement Agreement with Amicus Therapeutics and the Company under English law.

(b) Termination of your employment whilst you are on secondment, automatically brings the secondment to an end.

(c) You should also note that the Company may be required to report the termination of your employment and/or the termination of the secondment to the immigration authorities in the UK and that the work permit issued to the Company does not entitle you to work for another employer in the UK.

(d) Prior to your return to the United States, you are responsible for ensuring that you have given required notice to end any relevant contracts you have entered into in the UK (for example any rental contract relating to your accommodation, agreements with utility companies etc). In addition, you are responsible for making your own arrangements for your home country housing prior to repatriation.

(e) On the completion of your secondment, all variations to your Employment Agreement as set out in this letter, applicable during the period of your secondment will cease, save as set out in this Letter.

Termination of the Secondment

Amicus Therapeutics reserves the right to terminate your secondment at any time before the expected end of the secondment period and for any reason. However it will not usually do so without first consulting you and giving you two months’ prior written notice.

Return of Amicus Property

Upon the termination of the Secondment Agreement for any reason, or at the Company’s earlier request, you will return to the Company all property belonging to the Company or relating to its affairs which is in your custody, possession or control, including but not limited to all records, documents, files, research and development reports and data, test results, customer lists and databases, customer contracts, price lists, computer software and all equipment together with all copies of the same and no further copies may be taken without the Company’s written consent. If your employment is ending at the same time, you must also return to Amicus Therapeutics any of its property which is in your possession, custody and control, together with all copies thereof and you may not take any further copies without the consent of Amicus Therapeutics’ General Counsel.

Definitions

“Confidential Information” means all and any information, in whatever form, of or relating to Amicus Therapeutics, or any member of the Group, including the Company, which you have obtained by virtue of your employment with Amicus Therapeutics. Confidential information incudes (but not limited to):

a)             unpublished research information, clinical and other test results and/or information relating to confidential projects being undertaken by any member of the Group, (including such information that has commercial value to the Group from a negative viewpoint, such as the results of research which might indicate that development of  new therapies  will be unsuccessful);

b)             unpublished formulae,  patterns,  compilations,  programs,  devices,  methods, techniques, or processes or;

c)              technical procedures, engineering and product specifications;

d)             financial information, results and forecasts, sales  targets  and statistics, market share and pricing statistics, profit margins, price lists,  discounts, credit and payment policies and procedures;

e)              information relating to business methods,  corporate  plans,  business strategy, marketing plans, management systems, maturing new business opportunities, tenders, advertising and promotional material;

f)               information  relating  to  and  details  of  customers,  prospective  customers, suppliers   and   prospective   suppliers   including   their   identities and the identity of key contacts at each of them, their business requirements and contractual arrangements and negotiations with any member of the  Group;

g)              details of the terms of employment including remuneration of employees, officers, workers and consultants to the Group, but excluding any confidentiality and post-termination restrictions applicable to them;

h)             information relating to trade secrets, research activities, development projects, inventions, designs, know-how, technical specification and other technical information in relation the development or supply of any future product or service of any member of the Group and information concerning the intellectual property portfolio and strategy of any member of the Group; and

i)                 any information in respect of which any member of the Group is bound by an obligation of confidence to a third party.

Confidential information shall not include any information which:

i)	is part of your own stock in trade;
ii)	is readily ascertainable to persons not connected with any member of the Group without significant expenditure of labour, skill or money; or
iii)	which becomes available to the public generally other than by reason of a breach by you of your obligations set out in this letter.

“Group Company” means any company which from time to time is a subsidiary or holding company of Amicus Therapeutics or a subsidiary of such holding company and the terms “subsidiary” and “holding company” shall have the meanings ascribed to them in section 1159 of the Companies Act 2006. Any reference to the Group means Amicus Therapeutics and its Group Companies.

Miscellaneous

(a) This Agreement supersedes any and all prior or contemporaneous verbal, written or implied agreements, understandings or communications between you and Amicus Therapeutics and/or the Company regarding the terms of your assignment to the UK and constitutes the entire agreement between you and them. You warrant that by entering into this Agreement you are not relying upon any representation not expressly set out in this Agreement.

(b) Any modification or waiver of any provision of this Agreement must be made in writing and signed by both parties.

(c) For the avoidance of doubt if you were to terminate your employment as a consequence of your secondment to the UK, this shall not constitute a termination for “Good Reason” under the terms of the Employment Agreement, notwithstanding the change in geographical location.

(d) This Agreement will be governed by, and construed in accordance with, the laws of England and Wales, whose courts shall have non-exclusive jurisdiction over any and all disputes arising out of, or in connection with it.

The conditions of the assignment may be subject to change.  You will be notified of any changes in writing.

Bradley, I know you will contribute significantly to our success in the United Kingdom and I look forward to having you join our team.

Sincerely,

/s/ Kurt J. Andrews

Kurt J. Andrews
Senior Vice President
Human Resources

Cc: Daphne Quimi, Senior Vice President, Finance
Cc: Jane Machin, Head of Human Resources, International

Signature

I have read through the attached this Letter of Secondment and understand the benefits that have been provided to me. My signature below indicates my awareness and agreement to all the terms herein and the variations to my Employment Agreement.

Campbell, Bradley

/s/ Bradley Campbell
Signature

Date: August 22, 2016